Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS SECOND QUARTER 2015 RESULTS

Stable results in North America and Asia Pacific;

headwinds in Europe and South America

PERRYSBURG, Ohio (July 29, 2015) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the second quarter ending June 30, 2015.

•      Second quarter 2015 earnings from continuing operations attributable to the Company were $0.26 per share (diluted). Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $0.60 per share, which was at the high end of management guidance. This compares to second quarter 2014 earnings of $0.80 per share on a reported basis, and to $0.65 per share on a constant currency basis.(1)

•      Volumes were down 1 percent on a global basis year-over-year, largely a result of lower beer shipments in Brazil. Shipments for all other regions combined were flat.

•      As expected, lower segment operating profit was partially offset by favorable non-operational items, including pension, interest and tax. Segment operating profit declined $75 million; $39 million on a constant currency basis. In North America and Asia Pacific, segment operating profits were on par with the prior year second quarter. As indicated in the quarter, lower beer shipments in Brazil, against record sales in the comparable period, led to lower financial performance in South America. Profit in Europe was adversely impacted by planned production downtime and lower selling prices.

•      In May 2015, the Company announced its proposed acquisition of Vitro, S.A.B. de C.V.’s food and beverage glass container business in an all-cash transaction valued at approximately $2.15 billion. Vitro is the largest supplier of glass containers in Mexico. The transaction, which is currently expected to close in the second half of 2015, is projected to be accretive to cash flow and earnings per share in the first year after closing.

Commenting on the Company’s second quarter results, Chairman and Chief Executive Officer Al Stroucken said, “Our performance in the second quarter was in line with expectations, as favorable results from non-operational items offset incremental weakness in Brazil. Our North America and Asia Pacific regions delivered solid results in the quarter. In Europe, asset optimization and furnace rebuilds, coupled with ongoing competitive pressure, resulted in lower profits. In South America, we successfully offset energy and soda ash inflation with price increases. Profits were impacted by a sharper than expected contraction in Brazil beer sales. Overall, our earnings per share benefited from the refinancing of $300 million in high coupon bonds and the completion of a $100 million accelerated share buyback program.”

(1)  Adjusted earnings refers to earnings from continuing operations attributable to the Company, excluding items management does not consider representative of ongoing operations. In the second quarter of 2014, there were no such items. In constant currency terms, the prior year amount reflects second quarter 2015 exchange rates. See the table entitled Reconciliation to Adjusted Earnings and Constant Currency in this release.

	Three months ended		Six months ended
	June 30		June 30
(Dollars in millions, except per share amounts and operating profit margin)	2015	2014	2015	2014

Net sales	$1,543	$1,797	$2,964	$3,436
Segment operating profit	187	262	355	480
Segment operating profit margin	12.2%	14.6%	12.1%	14.0%
Earnings attributable to the Company from continuing operations	42	134	113	236
Earnings per share from continuing operations (diluted)	$0.26	$0.80	$0.69	$1.42

Adjusted earnings (non-GAAP)	97	134	168	236
Adjusted earnings per share (non-GAAP)	$0.60	$0.80	$1.03	$1.42
Adjusted earnings per share on a constant currency basis (non-GAAP)	—	$0.65	—	$1.15

Net sales in the second quarter of 2015 were $1.5 billion, down $254 million from the prior year second quarter. Adverse currency translation caused by the strength of the U.S. dollar accounted for approximately $240 million of the decline in net sales. On a constant currency basis, the decline in net sales was approximately 1 percent. Price was essentially flat on a global basis, with lower prices in Europe and North America largely offset by higher prices in South America.

Global sales volume declined by approximately 1 percent year-over-year. Shipments in Europe were consistent with the prior year second quarter. Volume in North America increased nearly 2 percent, where a modest decline in beer shipments was more than offset by higher shipments in all other categories. Volume in Asia Pacific contracted 3 percent, partly due to the waning impact of plant shutdowns in China in 2014. While wine demand trends suggest sequential stabilization in Australia, shipments there were still modestly lower than prior year.  Sales volume in South America contracted 10 percent. The decline was most pronounced in Brazil, albeit from record sales in the comparable 2014 period. Excluding beer, shipments in Brazil were flat compared to prior year.

Segment operating profit was $187 million in the second quarter, down $75 million compared with the prior year quarter. On a constant currency basis, segment operating profit was down $39 million.

Excluding the impact of foreign currency, segment operating profit in North America and Asia Pacific were similar to the prior year second quarter. Europe’s operating profit declined $45 million, with more than 40 percent of the decrease related to the devaluation of the Euro. Similar to the trend experienced in the first quarter, average selling prices in Europe were approximately 1 percent lower year on year due to competitive pressures, primarily in Southern Europe. As expected, Europe reported more production downtime than in the prior year due to planned furnace rebuilds and engineering activities associated with the asset optimization program. Europe results were dampened by the timing of a sizeable energy credit. In 2014, the credit was recognized in the second quarter, whereas in 2015, Europe is expecting that energy credit in the third quarter.

In South America, operating profit declined $26 million, of which more than 40 percent was caused by currency translation, primarily due to the weakening Brazilian real and the Colombian peso. The aforementioned lower sales volumes contributed to lower profits. Price gains from annual price adjustment formulas and intensified commercial activity offset almost all of the rising raw material and electricity costs in the region. The prior year period benefited from approximately $6 million of non-strategic asset sales, which did not repeat in the current year.

Corporate and other costs improved by $11 million compared with the prior year second quarter. This was driven by lower pension expense and episodic sales of machine parts to licensees.

Net interest expense(2) in the quarter decreased by $8 million, compared with the same period of 2014, due to debt refinancing and the positive currency impact on Euro-denominated debt. In the quarter, the Company completed a new $2.1 billion bank credit agreement and repaid $300 million of high coupon senior notes due in 2016, both of which enhance the Company’s financial flexibility.

In May 2015, the Company announced the proposed acquisition of Vitro, S.A.B. de C.V.’s food and beverage glass container business. The transaction provides the Company with a competitive position in the attractive and growing glass segment of the packaging market in Mexico. The deal is expected to be accretive to cash flow and earnings per share in the first year after closing and is currently expected to close in the second half of 2015.

Commenting on the Company’s outlook for the third quarter, Stroucken said, “We have begun to see the stabilization of market and demand trends. North American manufacturing operations are expected to continue to improve, and Asia Pacific volumes will benefit from a major new beer contract in Australia. Lower volumes in South America, especially Brazil, are likely to continue weighing on the region’s profitability. European results in the quarter will be dampened by the carryover of production downtime from engineering projects and lower prices. The Company will continue to benefit from lower pension and interest expense. On balance, earnings should be similar to prior year results on a constant currency basis.”

The Company expects adjusted EPS for full year 2015 to be in the range of $2.00 to $2.20 per share and free cash flow to be approximately $250 million for the year. The Company’s guidance does not reflect the potential impact of the Vitro food and beverage business acquisition.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.8 billion in 2014 and employs approximately 21,100 people at 75 plants in 21 countries. With global headquarters in Perrysburg, Ohio, USA, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. Learn more about the reasons to choose glass and join the movement at glassislife.com.

Regulation G

The information presented above regarding adjusted net earnings and adjusted EPS relates to net earnings from continuing operations attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S.

(2)  Excluding charges of $28 million during the second quarter of 2015 for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.

generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-looking statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company’s ability to consummate the Vitro Acquisition on a timely basis or at all, (2) risks associated with governmental approvals of the Vitro Acquisition, (3) the Company’s ability to integrate the Vitro Business in a timely and cost effective manner, to maintain on existing terms the permits, licenses and other approvals required for the Vitro Business to operate as currently operated, and to realize the expected synergies from the Vitro Acquisition, (4) risks associated with the significant transaction costs and additional indebtedness that the Company expects to incur in financing the Vitro Acquisition, (5) the Company’s ability to realize expected growth opportunities and cost savings from the Vitro Acquisition, (6) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real, Mexican peso, Colombian peso and Australian dollar, (7) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (8) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (9) consumer preferences for alternative forms of packaging, (10) cost and availability of raw materials, labor, energy and transportation, (11) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (12) consolidation among competitors and customers, (13) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (14) unanticipated expenditures with respect to environmental, safety and health laws, (15) the Company’s ability to further develop its sales, marketing and product development capabilities, and (16) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

Conference call scheduled for July 30, 2015

O-I CEO Al Stroucken and acting CFO John Haudrich will conduct a conference call to discuss the Company’s latest results on Thursday, July 30, 2015, at 8:00 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m., Eastern Time, on July 30. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:	Sasha Sekpeh, 567-336-5128 — O-I Investor Relations
Barbara Owens, 567-336-5585 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s third quarter 2015 earnings conference call is currently scheduled for Wednesday, October 28, 2015, at 8:00 a.m., Eastern Time.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30		Six months ended June 30
Unaudited	2015	2014	2015	2014

Net sales	$1,543	$1,797	$2,964	$3,436
Cost of goods sold	(1,269)	(1,439)	(2,422)	(2,757)

Gross profit	274	358	542	679

Selling and administrative expense	(118)	(131)	(242)	(264)
Research, development and engineering expense	(16)	(17)	(31)	(32)
Interest expense, net	(74)	(54)	(121)	(108)
Equity earnings	14	19	29	35
Other income (expense), net	(18)	4	(15)	3

Earnings from continuing operations before income taxes	62	179	162	313

Provision for income taxes	(15)	(39)	(40)	(66)

Earnings from continuing operations	47	140	122	247

Loss from discontinued operations	(2)	(20)	(2)	(21)

Net earnings	45	120	120	226

Net earnings attributable to noncontrolling interests	(5)	(6)	(9)	(11)

Net earnings attributable to the Company	$40	$114	$111	$215

Amounts attributable to the Company:
Earnings from continuing operations	$42	$134	$113	$236
Loss from discontinued operations	(2)	(20)	(2)	(21)
Net earnings	$40	$114	$111	$215

Basic earnings per share:
Earnings from continuing operations	$0.26	$0.81	$0.70	$1.43
Loss from discontinued operations	(0.01)	(0.12)	(0.01)	(0.13)
Net earnings	$0.25	$0.69	$0.69	$1.30

Weighted average shares outstanding (thousands)	160,992	164,906	161,566	164,833

Diluted earnings per share:
Earnings from continuing operations	$0.26	$0.80	$0.69	$1.42
Loss from discontinued operations	(0.01)	(0.12)	(0.01)	(0.13)
Net earnings	$0.25	$0.68	$0.68	$1.29

Diluted average shares (thousands)	161,907	166,258	162,594	166,212

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	June 30, 2015	December 31, 2014	June 30, 2014

Assets
Current assets:
Cash and cash equivalents	$378	$512	$194
Receivables	922	744	1,147
Inventories	985	1,035	1,204
Prepaid expenses	100	80	103
Total current assets	2,385	2,371	2,648

Property, plant and equipment, net	2,386	2,445	2,661
Goodwill	1,789	1,893	2,065
Other assets	1,058	1,149	1,217

Total assets	$7,618	$7,858	$8,591

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$555	$488	$1,027
Current portion of asbestos-related liabilities	143	143	150
Accounts payable	983	1,137	1,123
Other liabilities	458	560	538
Total current liabilities	2,139	2,328	2,838

Long-term debt	3,217	2,972	2,620
Asbestos-related liabilities	258	292	256
Other long-term liabilities	909	991	955
Share owners’ equity	1,095	1,275	1,922

Total liabilities and share owners’ equity	$7,618	$7,858	$8,591

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Six months ended June 30
Unaudited	2015	2014
Cash flows from operating activities:
Net earnings	$120	$226
Loss from discontinued operations	2	21
Non-cash charges
Depreciation and amortization	197	229
Pension expense	15	29
Restructuring, asset impairment and related charges	22
Cash Payments
Pension contributions	(10)	(20)
Asbestos-related payments	(35)	(42)
Cash paid for restructuring activities	(15)	(38)
Change in components of working capital	(401)	(354)
Other, net(a)	(5)	(82)
Cash utilized in continuing operating activities	(110)	(31)
Cash utilized in discontinued operating activities	(2)	(2)
Total cash utilized in operating activities	(112)	(33)

Cash flows from investing activities:
Additions to property, plant and equipment	(208)	(196)
Acquisitions, net of cash acquired	(52)
Other, net	6	15
Cash utilized in investing activities	(254)	(181)

Cash flows from financing activities:
Changes in borrowings, net	400	71
Issuance of common stock	1	5
Treasury shares purchased	(100)	(12)
Distributions paid to noncontrolling interests	(12)	(35)
Payment of finance fees	(37)
Cash provided by financing activities	252	29
Effect of exchange rate fluctuations on cash	(20)	(4)
Decrease in cash	(134)	(189)
Cash at beginning of period	512	383
Cash at end of period	$378	$194

(a)  Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended June 30		Six months ended June 30
Unaudited	2015	2014	2015	2014
Net sales:
Europe	$637	$790	$1,204	$1,496
North America	530	541	1,000	1,026
South America	207	274	412	513
Asia Pacific	153	184	316	387

Reportable segment totals	1,527	1,789	2,932	3,422

Other	16	8	32	14

Net sales	$1,543	$1,797	$2,964	$3,436

Segment operating profit(a):

Europe	$64	$109	$113	$196
North America	82	83	153	148
South America	27	53	57	94
Asia Pacific	14	17	32	42

Reportable segment totals	187	262	355	480

Items excluded from segment operating profit:
Retained corporate costs and other	(18)	(29)	(39)	(59)
Items not considered representative of ongoing operations (b)	(33)		(33)

Interest expense, net	(74)	(54)	(121)	(108)
Earnings from continuing operations before income taxes	$62	$179	$162	$313

Segment operating profit margin(c):

Europe	10.0%	13.8%	9.4%	13.1%
North America	15.5%	15.3%	15.3%	14.4%
South America	13.0%	19.3%	13.8%	18.3%
Asia Pacific	9.2%	9.2%	10.1%	10.9%

Reportable segment margin totals	12.2%	14.6%	12.1%	14.0%

(a)              Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)              Reference reconciliation to adjusted earnings and constant currency.

(c)               Segment operating profit margin is segment operating profit divided by segment net sales.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings and Constant Currency

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended June 30		Six months ended June 30
Unaudited	2015	2014	2015	2014

Earnings from continuing operations attributable to the Company	$42	$134	$113	$236
Items impacting equity earnings	5		5
Items impacting other expense, net:
Restructuring, asset impairment and related charges	22		22
Strategic transaction costs	6		6
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees	28		28
Items impacting income tax:
Net benefit for income tax on items above	(6)		(6)
Total adjusting items	55	—	55	—

Adjusted earnings	$97	$134	$168	$236

Currency effect on earnings(1)		$(25)		$(44)

Earnings on a constant currency basis		$109		$192

Diluted average shares (thousands)	161,907	166,258	162,594	166,212

Earnings per share from continuing operations (diluted)	$0.26	$0.80	$0.69	$1.42
Adjusted earnings per share	$0.60	$0.80	$1.03	$1.42
Adjusted earnings per share on a constant currency basis		$0.65		$1.15

(1)         Currency effect on earnings determined by using month-end foreign currency exchange rates in the three and six month periods ended June 30, 2015 to translate the local currency results for the same periods in 2014.